EXHIBIT 99.1

FOR FURTHER INFORMATION:
J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@capefearbank.com	Email: bnorris@capefearbank.com

CAPE FEAR BANK CORP. REPORTS

THIRD QUARTER 2007 EARNINGS PER SHARE OF $0.09

WILMINGTON, NC – NOVEMBER 1, 2007 – Cape Fear Bank Corporation (the “Company”) (NASDAQ: CAPE) today reported net income for the third quarter of 2007 of $359,000 compared to $558,000 for the third quarter of 2006, a decrease of 35.7 percent. Diluted earnings per share were $0.09, a 34.3 percent decrease from the $0.14 reported for the third quarter of 2006. Compared with the second quarter of 2007, net income and diluted earnings per share decreased by 28.1 percent and 27.9 percent, respectively.

For the first nine months of 2007, earnings were $1.3 million in 2007, or $0.34 per diluted share, compared with $1.7 million or $0.43 per diluted share for the same period in 2006, a decline of 23.3 percent and 22.4 percent, respectively.

Cameron Coburn, Chairman, President and CEO, commented, “As anticipated, given our investment in future earnings, and in light of current market conditions, our year-over-year earnings have declined. However, we have laid the foundation for our future, with seven full-service offices now up and running, and our eighth soon to open in temporary space during the fourth quarter. Our total loans increased to $357.9 million at quarter-end from $341.0 million at the end of the previous quarter. In addition, we continue to maintain our strict asset quality discipline. While the current economic environment is a challenging one for financial institutions in general, including Cape Fear Bank, we believe that our investment and business discipline will serve us well in the future.

“As we enter 2008 and beyond, we are well-positioned to shift our focus from building branches, to developing business through those branches. Our goal is for all of our shareholders to reap the benefits of the investments they made for future earnings.”

Total revenue, comprised of net interest income and noninterest income, was $3.7 million for the third quarter of 2007, an increase of 1.6 percent compared with $3.6 million for the year-ago quarter. Year-over-year, net interest income for the third quarter remained essentially flat at $3.3 million, reflecting 7.3 percent growth in average earning assets, offset by a 22 basis point decline in the net interest margin, to 3.11 percent. Compared with the second quarter of 2007, net interest income increased 2.2 percent due to a three basis point improvement in the margin and a $1.0 million increase in average earning assets. Mr. Coburn commented, “While we were able to maintain stability in the net interest margin through the third quarter of 2007, we expect that based on recent interest rate cuts and the current yield curve environment, our net interest margin will begin to compress further in the near term. We are currently asset-sensitive, with approximately 60 percent of our loans tied to a variable rate. In this environment, we strongly believe that shifting our focus to growth through our branches should serve shareholders well.”

Third quarter 2007 noninterest income was $328,000, an increase of $61,000, or 22.8 percent over the prior-year quarter. Bank-owned life insurance income of $101 thousand accounted for approximately 80 percent of the increase, up $52,000, or 106.1 percent from the prior-year third quarter. Service fees and charges added another $30,000 to third quarter 2007 noninterest income, up 18.6 percent from the 2006 third quarter.

The Company recorded a $50,000 provision for loan losses in the current quarter, compared with a $436,000 provision recorded in the third quarter of 2006, and a zero provision taken in the previous quarter. The reduction in loan loss provision reflects the Company’s continued strong asset quality, including both a reduction in classified loans and minimal charge-offs throughout 2007.

Third quarter 2007 noninterest expense was $3.2 million, an increase of $800,000, or 33.4 percent, above the 2006 third quarter. This increase was due primarily to branch expansion initiatives. The Bank added 15 full-time equivalent (FTE) employees over the past twelve months, 13 of which were hired to staff the new branches. This represents a 17.4 percent increase in staffing year-over-year, to 101 FTE employees. Salaries and benefits rose $455,000, or 37.1 percent with the increased staffing associated with branch expansion initiatives. Also tied to expansion initiatives, occupancy expenses increased $125,000, or 30.0 percent, and other expenses rose an additional $220,000 or 29.4 percent; these include increases of $75 thousand in consulting fees associated with compliance with Section 404 of the Sarbanes Oxley Act of 2002, a $75 thousand increase in FDIC insurance premiums and $30 thousand in data processing and check processing costs, along with other expenses associated with growth-related changes.

Mr. Coburn commented, “While the initial impact from investing in our branch expansion has been significant, we expect our operating expenses to begin to

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level off in the near future. Over the long term, we look forward to improving efficiencies and recognizing significant earnings through our expanded presence in our attractive market area. Our current efficiency ratio, which was 86.9 percent for the third quarter of 2007, reflects our investment in infrastructure. Over time, growth in assets and earnings should enhance shareholder value.”

The decline in non-performing assets in the third quarter of 2007, compared to the previous quarter, resulted primarily from the payoff of a $1.1 million commercial real estate (CRE) loan, which had previously accounted for nearly all of the Company’s non-performing assets. Mr. Coburn added, “Our loan portfolio has performed well; we are the beneficiaries of a local real estate market where values have held up better than national trends. We continue to monitor our local real estate market with cautious regard to identify weakness in our portfolio.” Non-performing assets were $179,000, or 0.04 percent of total assets at September 30, 2007, compared with $1.3 million, or 0.30 percent of assets, for the prior quarter-end, and $945,000, or 0.22 percent of total assets, at September 30, 2006. The reserve for loan losses was $4.8 million, or 1.34 percent of total loans at September 30, 2007; this compares to a reserve of $4.3 million, or 1.31 percent of quarter-end loans at September 30, 2006, and $4.7 million reserve, or 1.39 percent of loans, at June 30, 2007.

Total assets were $453.5 million at September 30, 2007, up $30.3 million, or 7.2 percent, from twelve months ago, and up $12.1 million, or 2.7 percent from the previous quarter. Loans outstanding totaled $358.0 million, an increase of $28.8 million, or 8.7 percent, from the third quarter of 2006. Approximately 94 percent of the Bank’s loans are collateralized by real property, with construction and development (C&D) loans accounting for 42.0 percent of the portfolio, followed by CRE, with 30.5 percent. CRE loans accounted for the majority of year-over-year loan growth, increasing $18.5 million, or 20.4 percent; consumer real estate, namely, residential first and second mortgages, accounted for the remainder of the growth, up $12.4 million since last year’s third quarter. C&D loans have actually declined year-over-year, down $4.3 million or 2.8 percent, reflecting the slowdown in residential construction.

Loan growth over the past twelve months was funded primarily by a $20.9 million, or 5.8 percent, increase in deposits, which totaled $381.7 million at September 30, 2007. Core deposits, which accounted for 57.1 percent of total deposits at September 30, 2007, declined by $5.4 million, or 2.4 percent, from the year-ago quarter. The Bank’s reliance on wholesale time and brokered deposits increased for the same 12-month period, up $12.0 million and $14.2 million, respectively; the average cost of time deposits for the year-over-year period increased by 43 basis points. However, lower-cost non-time deposits also increased by $14.6 million over the 12-month period, buffering the impact of the increase in the Bank’s average cost-of-funds; overall, average cost-of-funds increased by only 30 basis points.

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Shareholders’ equity at September 30, 2007 was $28.2 million, a twelve-month increase of $1.9 million, or 7.3 percent. The Company’s total risk-based capital ratio at September 30, 2007 was 11.43 percent. Shares outstanding at quarter-end were 3,766,295.

About the Company

Cape Fear Bank (the “Bank”), formerly known as Bank of Wilmington, was established in 1998 as a community bank, developed and managed by local residents of the communities it serves, who are committed to improving the quality of their local banking experience. Cape Fear Bank Corporation, the parent company, was formed in June 2005. The Bank serves the southeastern North Carolina market area with seven full-service banking offices, including three in New Hanover County, two in Pender County, and two in Brunswick County. The eighth banking office, located in Southport in Brunswick County, is expected to open in the fourth quarter of 2007. The Company’s stock is listed on the NASDAQ Capital Market under the symbol ‘CAPE’.

Forward-Looking Statements

This Report and its exhibits contain statements relating to our financial condition, results of operations, plans, strategies, branch expansion plans, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of those forward-looking statements include, but are not limited to: (a) the financial success or changing strategies of our customers; (b) customer acceptance of our services, products and fee structure; (c) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against larger financial institutions in our banking market; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) our ability to manage our growth and to underwrite increasing volumes of loans; (f) the impact

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on our profits of increased staffing and expenses resulting from expansion; (g) changes in the interest rate environment and the level of market interest rates that reduce our net interest margin and/or the volumes and values of loans we make and securities we hold; (h) weather and similar conditions, particularly the effect of hurricanes on our banking and operations facilities and on our customers and the coastal communities in which we do business; (i) changes in general economic or business conditions and the real estate market in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (j) other developments or changes in our business that we do not expect. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

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CAPE FEAR BANK CORPORATION

FIVE-QUARTER CONSOLIDATED PERFORMANCE SUMMARY (Unaudited)

	For the Quarter Ended					For the Nine Months Ended
(In thousands, except per share data)	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	9/30/2007	9/30/2006
Performance Highlights

Earnings:
Total revenue (Net int. income + nonint. income)	$3,676	$3,617	$3,523	$3,535	$3,618	$10,815	$10,452
Net interest income	$3,348	$3,276	$3,213	$3,287	$3,351	$9,835	$9,606
Provision for loan losses	$50	$—	$75	$220	$436	$125	$1,120
Noninterest income	$328	$341	$310	$248	$267	$980	$846
Noninterest expense	$3,193	$2,976	$2,869	$2,577	$2,393	$9,037	$6,747
Net income	$359	$499	$435	$588	$558	$1,292	$1,684

Per Share Data:
*Basic earnings per share	$0.10	$0.13	$0.12	$0.16	$0.15	$0.34	$0.45
*Diluted earnings per share	$0.09	$0.13	$0.11	$0.15	$0.14	$0.34	$0.43
*Book value per share	$7.49	$7.28	$7.31	$7.18	$6.98	$7.49	$6.98

Performance Ratios:
Return on average assets	0.32%	0.45%	0.40%	0.55%	0.55%	0.39%	0.58%
Return on average equity	5.17%	7.22%	6.33%	8.77%	8.60%	6.26%	8.88%
Net interest margin, taxable equivalent	3.11%	3.08%	3.11%	3.14%	3.33%	3.10%	3.41%
Efficiency ratio	86.86%	82.28%	81.44%	72.90%	66.14%	83.56%	64.55%
Non-interest income to total revenue	8.92%	9.43%	8.80%	7.02%	7.38%	9.06%	8.09%

Capital & Liquidity:
Total equity to total assets	6.22%	6.21%	6.14%	6.37%	6.21%	6.22%	6.21%
Total loans to total deposits	93.78%	91.94%	90.71%	94.57%	91.22%	93.78%	91.22%
Regulatory leverage ratio	8.64%	8.58%	8.50%	9.22%	8.80%	8.64%	8.80%
Tier 1 capital ratio	10.07%	10.40%	9.99%	10.30%	10.24%	10.07%	10.24%
Total risk-based capital ratio	11.43%	11.80%	11.43%	11.80%	11.77%	11.43%	11.77%

Asset Quality:
Net loan charge-offs (recoveries)	$—	$(8)	$(127)	$(12)	$(1)	$(134)	$325
Net loan charge-offs to average loans	0.00%	-0.01%	-0.15%	-0.01%	0.00%	-0.05%	0.14%
Nonperforming loans +90 days past due	$177	$1,320	$1,343	$350	$329	$177	$329
Other real estate and repossessed assets	$2	$—	$616	$616	$616	$2	$616
Nonperforming assets +90 days past due	$179	$1,320	$1,959	$966	$945	$179	$945
NPAs + loans 90 days past due to total assets	0.04%	0.30%	0.44%	0.23%	0.22%	0.04%	0.22%
Allowance for loan losses	$4,795	$4,746	$4,738	$4,536	$4,305	$4,795	$4,305
Allowance for loan losses to total loans	1.34%	1.39%	1.37%	1.36%	1.31%	1.34%	1.31%
Allowance for loan losses to NPAs	2678.77%	359.55%	241.86%	469.57%	455.56%	2678.77%	455.56%

Period End Balances:
Assets	$453,478	$441,342	$448,318	$424,885	$423,151	$453,478	$423,151
Total earning assets (before allowance)	$434,163	$420,102	$426,359	$407,992	$410,667	$434,163	$410,667
Total Loans (before reserves)	$357,962	$341,030	$344,743	$334,409	$329,163	$357,962	$329,163
Deposits	$381,697	$370,915	$380,054	$353,617	$360,846	$381,697	$360,846
Stockholders’ equity	$28,199	$27,427	$27,539	$27,052	$26,281	$28,199	$26,281
Full-time equivalent employees	101	99	95	90	86	101	86
*Shares outstanding	3,766,295	3,766,020	3,766,257	3,766,119	3,766,119	3,766,295	3,766,119

Average Balances:
Assets	$447,870	$446,653	$437,009	$425,089	$407,156	$443,884	$386,561
Earning assets	$427,670	$426,682	$419,059	$414,855	$398,712	$424,502	$376,708
Total Loans (before reserves)	$349,568	$344,742	$339,563	$330,799	$325,044	$344,661	$304,630
Deposits	$375,058	$374,978	$364,986	$365,293	$343,788	$371,711	$323,953
Stockholders’ equity	$27,771	$27,633	$27,487	$26,811	$25,966	$27,506	$25,293
*Shares outstanding, basic - wtd	3,766,224	3,765,955	3,766,191	3,766,119	3,766,080	3,766,010	3,765,923
*Shares outstanding, diluted - wtd	3,833,457	3,844,366	3,860,982	3,904,233	3,912,182	3,843,842	3,891,518

*	Restated for 5% stock dividend for shareholders of record 6/22/07, distributed effective 6/29/07

CAPE FEAR BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
INTEREST INCOME
Loans	$7,280	$6,647	$21,299	$18,032
Investment securities available for sale	882	733	2,579	2,017
Other interest-earning assets	55	97	255	350

TOTAL INTEREST INCOME	8,217	7,477	24,133	20,399

INTEREST EXPENSE
Money market, NOW and savings deposits	709	466	1,903	1,144
Time deposits	3,596	3,177	10,735	8,285
Short-term borrowings	15	46	59	103
Long-term borrowings	549	437	1,601	1,261

TOTAL INTEREST EXPENSE	4,869	4,126	14,298	10,793

NET INTEREST INCOME	3,348	3,351	9,835	9,606
PROVISION FOR LOAN LOSSES	50	436	125	1,120

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,298	2,915	9,710	8,486

NON-INTEREST INCOME
Service fees and charges	191	161	525	468
Loss on sale of investments	(7)	—	(11)	(18)
Income from bank owned life insurance	101	49	282	144
Other	43	57	184	252

NON-INTEREST INCOME	328	267	980	846

NON INTEREST EXPENSE
Salaries and employee benefits	1,683	1,228	4,893	3,511
Occupancy and equipment	542	417	1,415	1,118
Other	968	748	2,729	2,118

TOTAL NON-INTEREST EXPENSE	3,193	2,393	9,037	6,747

INCOME BEFORE INCOME TAXES	433	789	1,653	2,585
INCOME TAXES	74	231	361	901

NET INCOME	$359	$558	$1,292	$1,684

NET INCOME PER COMMON SHARE*
Basic	$0.10	$0.15	$0.34	$0.45

Diluted	$0.09	$0.14	$0.34	$0.43

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING*
Basic	3,766,224	3,766,080	3,766,010	3,765,923
Effect of dilutive stock options	67,233	146,102	77,832	125,595

Diluted	3,833,457	3,912,182	3,843,842	3,891,518

*	All per share and outstanding share data has been restated for the 5% stock dividend distributed 6/29/07

CAPE FEAR BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (Unaudited)	December 31, 2006*
	(In thousands, except share data)
ASSETS
Cash and due from banks	$5,222	$7,209
Interest earning deposits in other banks	1,908	1,639
Investment securities available for sale, at fair value	71,836	69,565
Time deposits in other banks	298	298

Loans	357,962	334,409
Allowance for loan losses	(4,795)	(4,536)

NET LOANS	353,167	329,873
Accrued interest receivable	2,392	2,195
Premises and equipment, net	3,649	2,954
Stock in Federal Home Loan Bank of Atlanta, at cost	2,159	2,081
Foreclosed real estate and repossessions	2	616
Bank owned life insurance	9,774	5,491
Other assets	3,071	2,964

TOTAL ASSETS	$453,478	$424,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Demand	$29,483	$33,066
Savings	6,187	11,154
Money market and NOW	67,782	41,317
Time	278,245	268,080

TOTAL DEPOSITS	381,697	353,617
Short-term borrowings	—	3,000
Long-term borrowings	40,310	38,310
Accrued interest payable	829	745
Accrued expenses and other liabilities	2,443	2,161

TOTAL LIABILITIES	425,279	397,833

Shareholders’ Equity
Common stock, $3.50 par value, 12,500,000 shares authorized; 3,766,295 and 3,586,780 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	13,182	12,554
Additional paid-in capital	14,018	12,739
Accumulated retained earnings	1,555	2,092
Accumulated other comprehensive loss	(556)	(333)

TOTAL SHAREHOLDERS’ EQUITY	28,199	27,052

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$453,478	$424,885

*	Derived from audited financial statements